SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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RICHMOND COUNTY FINANCIAL CORP.

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                On March 27, 2001, New York Community Bancorp, Inc., a Delaware corporation, and Richmond County Financial Corp., a Delaware corporation, jointly issued the following press release:

NEWS RELEASE

Release Date: March 27, 2001	Contact: At Richmond County Financial Corp.:	Ilene A. Angarola First Vice President Investor Relations 516/683-4420 Thomas R. Cangemi Executive Vice President & Chief Financial Officer 718/815-7048

NEW YORK COMMUNITY BANCORP, INC. AND RICHMOND COUNTY FINANCIAL CORP. ANNOUNCE MERGER-OF-EQUALS IN AN $802 MILLION TRANSACTION EXPECTED TO GENERATE 2002 CASH EARNINGS ACCRETION OF 16%

Westbury and Staten Island, N.Y.--March 27, 2001--New York Community Bancorp, Inc. (Nasdaq: NYCB) and Richmond County Financial Corp. (Nasdaq: RCBK) today announced the signing of a definitive agreement under which the two companies will combine in a merger-of-equals. The transaction, which is expected to close in the third quarter of 2001 pending shareholder and regulatory approval, is valued at approximately $802 million.

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, Richmond County Financial Corp. will merge into New York Community Bancorp. Shareholders of Richmond County will receive 0.68 of a share of New York Community Bancorp common stock in exchange for each share of Richmond County stock, or 1.02 shares as adjusted for New York Community Bancorp’s previously announced 3-for-2 stock split on March 29, 2001. The transaction, which is tax-free to Richmond County’s shareholders, values each share of Richmond County at $27.91, based on New York Community Bancorp’s closing price of $41.05 on March 27, 2001. The transaction will be immediately accretive to earnings per share and will be accounted for using the purchase method of accounting.

The combined entity will have assets of approximately $8.7 billion and deposits of approximately $5.6 billion, including core deposits of $2.8 billion. Upon completion of the merger, the combined organization will have a network of 118 branch offices serving the greater metropolitan New York region, including 25 branches in Queens County, where the Company currently ranks 5th among banks with an 8% share of deposits, and 19 branches in Staten Island, where the pro forma Company is expected to rank 2nd among banks, with a 22.0% deposit share.

The combined company will be headquartered in Westbury, New York, and will be the holding company for New York Community Bank. The Bank will operate through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank.

Joseph R. Ficalora, Chairman, President, and Chief Executive Officer of New York Community Bancorp, Inc., will continue to serve as Chief Executive Officer and President of the combined company; Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond County Financial Corp. will serve as Chairman of the combined company. In addition, Anthony E. Burke, President and Chief Operating Officer of Richmond County Financial Corp., will serve as Senior Executive Vice President and Chief Operating Officer of the combined company. Robert Wann will continue as Executive Vice President and Chief Financial Officer, while Thomas R. Cangemi will serve as Executive Vice President, Capital Markets. Michael J. Lincks, Executive Vice President and Corporate Secretary, and James J. O’Donovan, Executive Vice President and Chief Lending Officer, will continue to serve in their respective capacities.

Following the merger, it is anticipated that four members of the Richmond County Board of Directors will join the Board of Directors of New York Community Bancorp; five members of the current New York Community Bancorp Board will continue to serve as directors of the combined company.

Commenting on the merger, Mr. Ficalora stated, “We are enormously pleased with the strategic benefits and opportunities presented by this merger. Richmond County is a well-respected community bank with a strong franchise and a balance sheet profile that is highly compatible with our own. In its four years as a stock-form institution, Richmond County has consistently posted strong performance measures, exceeding the industry averages, and complementing the industry-leading levels we have achieved. In addition to establishing an organization with a larger and more dynamic presence in the greater metro New York market, the merger is expected to enhance shareholder value, demonstrating the merits of our respective business plans.

“The merger is expected to result in estimated annual savings of $17.6 million, including $12.0 million in operating expense savings and $5.6 million in savings from the termination of Richmond County’s ESOP and MRP. It is currently expected that the merger will be 16% accretive to New York Community Bancorp’s 2002 cash earnings and, assuming a change in GAAP accounting rules with regard to goodwill amortization, 12% to 16% accretive to our GAAP earnings in 2002,” Mr. Ficalora said.

Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond County Financial Corp., stated, “We are extremely excited about this merger and the strategic opportunities it affords us going forward. We are partnering with a high performance institution that has had incredible success in building shareholder value. We are also partnering with a management team that we have known for years. Our institutions have very similar business models and approaches to community banking. I know our tradition of providing superb customer service will be greatly enhanced by this merger.”

In connection with the merger agreement, both New York Community Bancorp and Richmond County Financial Corp. have been issued a stock option to purchase, under certain circumstances, up to 19.9% of each other’s common stock.

New York Community Bancorp and Richmond County Financial Corp. will conduct a conference call on Wednesday, March 28, 2001, at 10:00 a.m. Eastern Standard Time, to elaborate on the strategic and financial implications of the merger. In the United States, the phone number to call is 888-323-9704 (Access Code: 1234). International calls may be placed to 712-257-0466. The conference call presentation may be obtained by visiting New York Community Bancorp’s web site, www.myNYCB.com. Beginning at Noon on March 28, 2001, the conference call will be replayed for a period of 30 hours at the following numbers: 888-568-0131 (domestic) and 402-530-7798 (international).

New York Community Bancorp, Inc. is the $4.7 billion holding company for New York Community Bank. The Company serves its customers through a network of 19 traditional and 67 in-store branch offices in New York City, Long Island, Westchester and Rockland counties, Connecticut, and New Jersey, and is one of the leading multi-family mortgage lenders in the United States.

Richmond County Financial Corp. is the $3.5 billion holding company for Richmond County Savings Bank. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank, Richmond County operates 33 banking offices in Staten Island, New Jersey, and Brooklyn, and a multi-family loan processing center in Jericho, New York.

New York Community Bancorp and Richmond County Financial Corp. will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by New York Community Bancorp will be available free of charge from First Vice President, Investor Relations, New York Community Bancorp, 615 Merrick Avenue, Westbury, New York 11590. Documents filed with the SEC by Richmond County Financial Corp. will be available free of charge from the Executive Vice President and Chief Financial Officer, Richmond County Financial Corp., 1214 Castleton Avenue, Staten Island, New York 10310-1702.

The directors, executive officers, and certain other members of management of New York Community Bancorp and Richmond County Financial Corp. may be soliciting proxies in favor of the merger from the companies’ respective shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statements issued by the respective companies, which are available at the addresses provided in the preceding paragraph.

Safe Harbor Provisions of the Private Litigation Reform Act of 1995

Certain statements contained within this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by their reference to future periods and include, without limitation, those statements relating to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder or regulatory approvals of the merger; the ability of the companies to consummate the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.

In addition, other factors that could cause the actual results of the merger to differ materially from current expectations include a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the companies’ operations, pricing, and services.

The company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.